Exhibit 99.1
Enterprise Reports Second Quarter 2025 Earnings
Houston, Texas (Monday, July 28, 2025) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and six months ended June 30, 2025.
Enterprise reported net income attributable to common unitholders of $1.4 billion for the second quarters of 2025 and 2024. On a fully diluted basis, net income attributable to common unitholders was $0.66 per common unit for the second quarter of 2025, an increase of 3 percent compared to $0.64 per common unit for the second quarter of 2024.
Distributable Cash Flow (“DCF”) was $1.9 billion for the second quarter of 2025, a 7 percent increase compared to $1.8 billion for the second quarter of 2024. Distributions declared with respect to the second quarter of 2025 increased 3.8 percent to $0.545 per common unit, or $2.18 per common unit annualized, compared to distributions declared for the second quarter of 2024. DCF provided 1.6 times coverage of the distribution declared for the second quarter of this year, and Enterprise retained $748 million of DCF.
Adjusted cash flow from operations (“Adjusted CFFO”) was $2.1 billion for both the second quarters of 2025 and 2024. Adjusted CFFO was $8.6 billion for the twelve months ended June 30, 2025. Enterprise repurchased approximately $110 million of its common units on the open market in the second quarter of 2025. Enterprise’s payout ratio, comprised of distributions to common unitholders and partnership common unit buybacks, for the twelve months ended June 30, 2025, was 57 percent of Adjusted CFFO.
Total capital investments were $1.3 billion in the second quarter of 2025, which included $1.2 billion for growth capital projects and $117 million of sustaining capital expenditures. Expectations for organic growth capital investments continue to be in the range of $4.0 billion to $4.5 billion in 2025, and $2.0 billion to $2.5 billion in 2026. Sustaining capital expenditures are expected to total approximately $525 million in 2025.
Total debt principal outstanding at June 30, 2025 was $33.1 billion. At June 30, 2025, Enterprise had consolidated liquidity of approximately $5.1 billion, comprised of available borrowing capacity under its revolving credit facilities and unrestricted cash on hand.
Conference Call to Discuss Second Quarter 2025 Earnings
Enterprise will host a conference call today to discuss second quarter 2025 earnings. The call will be webcast live beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Second Quarter 2025 Financial Highlights	Three Months Ended June 30,
	2025	2024
($ in millions, except per unit amounts)
Operating income (1)	$1,795	$1,765
Net income (1)	$1,454	$1,422
Fully diluted earnings per common unit	$0.66	$0.64
Total gross operating margin (1) (2)	$2,477	$2,412
Adjusted EBITDA (2)	$2,408	$2,389
Adjusted CFFO (2)	$2,111	$2,065
Adjusted FCF (2)	$812	$814
DCF (2)	$1,939	$1,812
Operational DCF (2)	$1,914	$1,808

(1)Operating income, net income, and gross operating margin include mark-to-market (“MTM”) gains on financial instruments used in our commodity hedging activities of $52 million for the second quarter of 2025 compared to gains of $12 million for the second quarter of 2024.
(2)Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Adjusted CFFO, adjusted free cash flow (“Adjusted FCF”), DCF and Operational Distributable Cash Flow (“Operational DCF”) are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

Second Quarter 2025 Volume Highlights	Three Months Ended June 30,
	2025	2024
Equivalent pipeline transportation volumes (million BPD)(1)	13.6	12.8
NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	8.2	7.8
Marine terminal volumes (million BPD)	2.1	2.2
Natural gas pipeline volumes (TBtus/d)	20.4	18.7
NGL fractionation volumes (million BPD)	1.7	1.7
Propylene plant production volumes (MBPD)	118	107
Natural gas processing plant inlet volumes (Bcf/d)	7.8	7.5
Fee-based natural gas processing volumes (Bcf/d)	7.3	6.6
Equity NGL-equivalent production volumes (MBPD)	214	218

(1)Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.
As used in this press release, “NGL” means natural gas liquids, “LPG” means liquefied petroleum gas, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “MMcf/d” means million cubic feet per day, “Bcf/d” means billion cubic feet per day, “BBtus/d” means billion British thermal units per day and “TBtus/d” means trillion British thermal units per day.
“In a seasonally weaker quarter challenged with macroeconomic, geopolitical, and commodity price headwinds, Enterprise reported solid earnings and cash flow,” said A. J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner. “Our assets continued to perform setting five new operating records. Notably, driven by the Permian and Haynesville Basins, we reported record natural gas processing plant inlet volumes of 7.8 Bcf/d, record natural gas pipeline volumes of 20.4 TBtus/d, and record crude oil pipeline volumes of 2.6 million BPD. Additionally, our refined products and petrochemical pipelines had record volumes of 1.0 million BPD.”
“The performance of our fee-based assets and natural gas marketing more than offset lower earnings in our crude oil marketing businesses and the effect of lower commodity prices and margins on our natural gas processing and octane enhancement activities. Distributable cash flow for the second quarter of 2025 increased 7 percent to $1.9 billion, compared to the same quarter in 2024, providing 1.6 times coverage of the $0.545 per unit cash distribution that is scheduled to be paid on August 14, 2025. The partnership retained $748 million to reinvest in the growth of the partnership,” said Teague.

“We are excited for the opportunities the second half of 2025 is poised to present with approximately $6 billion of our organic growth capital projects slated to enter commercial service. This includes a significant expansion of our natural gas processing infrastructure in the Permian Basin with the recent commissioning of two new 300 MMcf/d processing facilities. With the addition of Mentone West 1, Enterprise now has the capacity to process over 2.5 Bcf/d of natural gas and extract more than 330 MBPD of NGLs in the Delaware Basin. With the addition of Orion, we now have the capacity to process 1.9 Bcf/d of natural gas and extract more than 270 MBPD of NGLs in the Midland Basin. Enterprise’s continued investment in natural gas processing infrastructure supports our producer customers’ needs and brings additional volume into our highly integrated NGL value chain,” continued Teague.
“Further downstream, we are beginning service at the Neches River Terminal (“NRT”) in Orange County, Texas. The NRT dock and a 120 MBPD ethane refrigeration train were commissioned in mid-July, enabling loading operations at Phase 1 of this major project. The successful commercialization of the NRT facility reflects the robust growing global demand for U.S. hydrocarbons and highlights Enterprise’s ability to quickly and economically expand its footprint to meet the needs of international markets. Finally, we look forward to the upcoming commissioning of Frac 14 and the Bahia pipeline in the fourth quarter of this year,” Teague concluded.
Review of Second Quarter 2025 Results
Total gross operating margin was $2.5 billion for the second quarter of 2025 compared to $2.4 billion for the second quarter of 2024.
NGL Pipelines & Services – Gross operating margin from the NGL Pipelines & Services segment was $1.3 billion for both the second quarters of 2025 and 2024.
Gross operating margin from the natural gas processing business and related NGL marketing activities was $341 million for the second quarter of 2025 compared to $386 million for the second quarter of 2024. Gross operating margin for the second quarter of 2025 was impacted by $16 million of MTM losses related to hedging activities, compared to negligible MTM gains included in the second quarter of 2024. Natural gas processing plant inlet volumes were a record 7.8 Bcf/d in the second quarter of 2025, a 3 percent increase compared to the second quarter of 2024. Total fee-based natural gas processing volumes increased 10 percent, or 688 MMcf/d, to a record 7.3 Bcf/d in the second quarter of 2025, compared to the second quarter of 2024. Total equity NGL-equivalent production volumes were 214 MBPD and 218 MBPD in the second quarters of 2025 and 2024, respectively. The following highlights summarize selected variances within this business, with results for the second quarter of 2025 as compared to the second quarter of 2024:
•Gross operating margin from NGL marketing activities decreased $18 million primarily due to lower MTM results.
•Gross operating margin from Permian natural gas processing facilities, including the Delaware Basin and Midland Basin assets, decreased $14 million primarily due to higher operating costs, an unfavorable impact from hedging, and lower margins on related condensate sales. Permian Basin processing plant inlet volumes increased 420 MMcf/d, including increases of 252 MMcf/d in the Delaware Basin and 168 MMcf/d in the Midland Basin.
•Gross operating margin from Rockies natural gas processing facilities decreased $11 million primarily due to lower average processing margins and lower processing volumes. Rockies processing plant inlet volumes decreased 137 MMcf/d.
Gross operating margin from the NGL pipelines and storage business was $732 million for the second quarter of 2025, an increase of $31 million compared to the second quarter of 2024. Total NGL pipeline volumes were 4.6 million BPD in the second quarter of 2025, a 221 MBPD, or 5 percent, increase over the second quarter of 2024. Total NGL marine terminal volumes were 942 MBPD in the second quarter of 2025, a 66 MBPD, or 8 percent, increase compared to the second quarter of 2024. The following highlights summarize selected variances within this business, with results for the second quarter of 2025 as compared to the second quarter of 2024:
•On a combined basis, the pipelines serving the Permian and Rocky Mountain regions reported a $23 million increase in gross operating margin. This includes the Mid-America Pipeline System, Seminole NGL Pipeline, Shin Oak NGL Pipeline and Chaparral NGL Pipeline. The variance was primarily driven by a 40 MBPD increase in volumes, higher average fees and other revenues.

•Eastern ethane pipelines, which include the ATEX and Aegis pipelines, reported a $14 million increase in gross operating margin primarily due to a 100 MBPD increase in volumes and higher average fees.
•Gross operating margin from LPG-related activities at the Enterprise Hydrocarbons Terminal (“EHT”) decreased 46 percent, or $37 million, primarily due to lower average contract and spot loading fees, partially offset by an increase in revenues associated with a 55 MBPD increase in LPG export volumes. Gross operating margin from Morgan’s Point Ethane Export Terminal increased $4 million primarily due to an 11 MBPD increase in export volumes. Gross operating margin from the Houston Ship Channel Pipeline System increased $5 million primarily due to a 67 MBPD increase in transportation volumes.
Gross operating margin from the NGL fractionation business was $224 million for the second quarter of 2025 compared to $238 million for the second quarter of 2024. Total NGL fractionation volumes were 1.7 million BPD for both the second quarters of 2025 and 2024. The following highlights summarize selected variances within this business, with results for the second quarter of 2025 as compared to the second quarter of 2024:
•Gross operating margin from our NGL fractionators decreased a net $14 million primarily due to lower ancillary service revenues and higher operating costs, partially offset by higher average fractionation fees at our Mont Belvieu area NGL fractionation complex.
Crude Oil Pipelines & Services – Gross operating margin from the Crude Oil Pipelines & Services segment was $403 million for the second quarter of 2025 compared to $417 million for the second quarter of 2024. Total crude oil pipeline volumes were a record 2.6 million BPD in the second quarter of 2025 compared to 2.5 million BPD in the second quarter of 2024. Total crude oil marine terminal volumes were 811 MBPD in the second quarter of 2025 compared to 977 MBPD in the second quarter of 2024. The following highlights summarize selected variances within this segment, with results for the second quarter of 2025 as compared to the second quarter of 2024:
•On a combined basis, gross operating margin from our crude oil assets and crude oil marketing decreased a net $14 million primarily due to lower sales volumes from marketing activities, partially offset by lower operating costs and an increase in storage and loading revenues at EHT.
Natural Gas Pipelines & Services – Gross operating margin for the Natural Gas Pipelines & Services segment was $417 million for the second quarter of 2025 compared to $293 million for the second quarter of 2024. Total natural gas pipeline volumes were a record 20.4 TBtus/d in the second quarter of 2025, a 9 percent increase compared to 18.7 TBtus/d for the same quarter in 2024. The following highlights summarize selected variances within this segment, with results for the second quarter of 2025 as compared to the second quarter of 2024:
•Gross operating margin from our natural gas marketing business increased $75 million primarily due to a $55 million increase in MTM earnings and higher average sales margins.
•Permian natural gas gathering, including Delaware Basin and Midland Basin gathering systems, reported a combined $24 million net increase in gross operating margin primarily due to a 1.0 TBtus/d increase in gathering volumes and higher treating and other revenues, partially offset by higher operating costs.
•Gross operating margin from the Texas Intrastate System increased $21 million primarily due to higher transportation-related revenues. Pipeline volumes increased 426 BBtus/d.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $354 million for the second quarter of 2025 compared to $392 million for the second quarter of 2024. Total segment pipeline volumes were a record 1.0 million BPD in the second quarter of 2025 compared to 960 MBPD in the second quarter of 2024. Total marine terminal volumes were 328 MBPD in the second quarter of 2025 compared to 359 MBPD for the second quarter of 2024. The following highlights summarize selected variances within this segment, with results for the second quarter of 2025 as compared to the second quarter of 2024:
•Propylene production and related activities reported a net $4 million increase in gross operating margin primarily driven by higher propylene volumes at the partnership’s propane dehydrogenation (“PDH”) facilities, partially offset by higher operating costs. Total propylene and associated by-product production volumes increased 11 MBPD, net to our interest. Propylene production at the partnership’s PDH facilities increased 25 MBPD, partially offset by a 14 MBPD decrease in production stemming from maintenance at the propylene splitters. The PDH 1 facility was down for approximately 27 days during the second quarter of 2025 for maintenance compared to 79 days in the same quarter of last year. The PDH 2 facility operated above 90% of its nameplate capacity in the quarter, compared to approximately 60% in the second quarter of 2024.
•Gross operating margin from our octane enhancement and related plant operations decreased $49 million primarily due to lower average sales margins.
Use of Non-GAAP Financial Measures
This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, Adjusted CFFO, FCF, Adjusted FCF, DCF, Operational DCF and Adjusted EBITDA. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as we do.
Company Information and Use of Forward-Looking Statements
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products transportation, storage and marine terminals; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems. The partnership’s assets currently include more than 50,000 miles of pipelines; over 300 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.
This press release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions. These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.
Contacts: Libby Strait, Vice President, Investor Relations, (713) 381-4754
Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2025	2024	2025	2024	2025
Revenues	$11,363	$13,483	$26,780	$28,243	$54,756
Costs and expenses:
Operating costs and expenses	9,592	11,762	23,282	24,736	47,591
General and administrative costs	68	57	128	123	249
Total costs and expenses	9,660	11,819	23,410	24,859	47,840
Equity in income of unconsolidated affiliates	92	101	186	203	391
Operating income	1,795	1,765	3,556	3,587	7,307
Other income (expense):
Interest expense	(332)	(332)	(672)	(663)	(1,361)
Other, net	7	4	16	17	48
Total other expense, net	(325)	(328)	(656)	(646)	(1,313)
Income before income taxes	1,470	1,437	2,900	2,941	5,994
Provision for income taxes	(16)	(15)	(40)	(36)	(69)
Net income	1,454	1,422	2,860	2,905	5,925
Net income attributable to noncontrolling interests	(18)	(16)	(30)	(42)	(57)
Net income attributable to preferred units	(1)	(1)	(2)	(2)	(4)
Net income attributable to common unitholders	$1,435	$1,405	$2,828	$2,861	$5,864
Per common unit data (fully diluted):
Earnings per common unit	$0.66	$0.64	$1.29	$1.30	$2.68
Average common units outstanding (in millions)	2,190	2,194	2,190	2,194	2,191

Supplemental financial data:
Net cash flow provided by operating activities	$2,061	$1,574	$4,375	$3,685	$8,805
Net cash flow used in investing activities	$1,274	$1,243	$2,321	$2,281	$5,473
Net cash flow used in financing activities	$145	$281	$1,796	$1,290	$2,670
Total debt principal outstanding at end of period	$33,057	$30,621	$33,057	$30,621	$33,057

Non-GAAP Distributable Cash Flow (1)	$1,939	$1,812	$3,952	$3,727	$8,064
Non-GAAP Operational Distributable Cash Flow (1)	$1,914	$1,808	$3,923	$3,750	$8,031
Non-GAAP Adjusted EBITDA (2)	$2,408	$2,389	$4,852	$4,858	$9,893
Non-GAAP Adjusted Cash flow from operations (3)	$2,111	$2,065	$4,222	$4,212	$8,631
Non-GAAP Free Cash Flow (4)	$762	$323	$2,020	$1,366	$3,320
Non-GAAP Adjusted Free Cash Flow (4)	$812	$814	$1,867	$1,893	$3,146
Gross operating margin by segment:
NGL Pipelines & Services	$1,297	$1,325	$2,715	$2,665	$5,598
Crude Oil Pipelines & Services	403	417	777	828	1,595
Natural Gas Pipelines & Services	417	293	774	605	1,446
Petrochemical & Refined Products Services	354	392	669	836	1,380
Total segment gross operating margin (5)	2,471	2,427	4,935	4,934	10,019
Net adjustment for shipper make-up rights (6)	6	(15)	(27)	(32)	(29)
Non-GAAP total gross operating margin (7)	$2,477	$2,412	$4,908	$4,902	$9,990

(1)See Exhibit F for reconciliation to GAAP net cash flow provided by operating activities.
(2)See Exhibit G for reconciliation to GAAP net cash flow provided by operating activities.
(3)See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(4)See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(5)Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(6)Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.
(7)See Exhibit H for reconciliation to GAAP total operating income.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2025	2024	2025	2024	2025
Selected operating data:(1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	4,562	4,341	4,504	4,291	4,534
NGL marine terminal volumes (MBPD)	942	876	968	886	957
NGL fractionation volumes (MBPD)	1,667	1,679	1,657	1,661	1,666
Equity NGL-equivalent production volumes (MBPD) (2)	214	218	220	202	212
Fee-based natural gas processing volumes (MMcf/d) (3,4)	7,266	6,578	7,223	6,499	7,093
Natural gas processing inlet volumes (MMcf/d) (5)	7,768	7,513	7,744	7,328	7,633
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	2,622	2,528	2,554	2,491	2,561
Crude oil marine terminal volumes (MBPD)	811	977	774	1,035	825
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d) (6)	20,405	18,714	20,358	18,824	20,038
Petrochemical & Refined Products Services, net:
Propylene production volumes (MBPD)	118	107	115	107	118
Butane isomerization volumes (MBPD)	122	119	118	118	118
Standalone DIB processing volumes (MBPD)	186	211	187	204	190
Octane enhancement and related plant sales volumes (MBPD) (7)	39	39	42	37	38
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	1,008	960	977	915	978
Refined products and petrochemicals marine terminal volumes (MBPD) (8)	328	359	320	355	309
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	8,192	7,829	8,035	7,697	8,073
Natural gas pipeline transportation volumes (BBtus/d)	20,405	18,714	20,358	18,824	20,038
Equivalent pipeline transportation volumes (MBPD) (9)	13,562	12,754	13,392	12,651	13,346
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	2,081	2,212	2,062	2,276	2,091

(1)Operating rates are calculated based on total volumes divided by the number of calendar days during the applicable period. Total volumes, which include volumes for newly constructed assets from the related in-service date and for recently purchased assets from the related acquisition date, reflect volumes for assets owned by consolidated entities on a 100% basis and volumes for assets owned by our unconsolidated affiliates net to our ownership interest.
(2)Primarily represents the NGL and condensate volumes we earn and take title to in connection with our processing activities. The total equity NGL-equivalent production volumes also include residue natural gas volumes from our natural gas processing business.
(3)Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)Fee-based natural gas processing volumes are measured at either the wellhead or plant inlet in MMcf/d.
(5)Natural gas processing inlet volumes is an operational measure representing the physical, unprocessed rich natural gas passing through meters located at or near the inlet of our natural gas processing plants or at the wellhead for all natural gas processing facilities that we operate. Substantially all natural gas processing inlet volumes are processed under service contracts that are either fee-based, commodity-based or a combination of both. Natural gas processing inlet volumes are reflected in “Fee-based natural gas processing volumes” for volumes processed under fee-based service contracts, “Equity NGL-equivalent production volumes” for volumes processed under commodity-based service contracts or both of the aforementioned categories for volumes processed under service contracts that have both fee and commodity-based terms.
(6)“BBtus/d” means billion British thermal units per day.
(7)Reflects aggregate sales volumes for our octane enhancement and isobutane dehydrogenation (“iBDH”) facilities located at our Mont Belvieu area complex and our high-purity isobutylene production facility located adjacent to the Houston Ship Channel.
(8)In addition to exports of refined products, these amounts include loading volumes at our ethylene export terminal.
(9)Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.	Exhibit C
Selected Commodity Price Information – UNAUDITED

	Natural Gas, $/MMBtu	Ethane, $/gallon	Propane, $/gallon	Normal Butane, $/gallon	Isobutane, $/gallon	Natural Gasoline, $/gallon	Polymer Grade Propylene, $/pound	Refinery Grade Propylene, $/pound
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)
2024 by quarter:
1st Quarter	$2.25	$0.19	$0.84	$1.03	$1.14	$1.54	$0.55	$0.18
2nd Quarter	$1.89	$0.19	$0.75	$0.90	$1.26	$1.55	$0.47	$0.21
3rd Quarter	$2.15	$0.16	$0.73	$0.97	$1.08	$1.48	$0.53	$0.28
4th Quarter	$2.79	$0.22	$0.78	$1.13	$1.12	$1.50	$0.42	$0.24
2024 Averages	$2.27	$0.19	$0.78	$1.01	$1.15	$1.52	$0.49	$0.23

2025 by quarter:
1st Quarter	$3.65	$0.27	$0.90	$1.06	$1.07	$1.53	$0.45	$0.33
2nd Quarter	$3.44	$0.24	$0.78	$0.88	$0.93	$1.32	$0.38	$0.30
2025 Averages	$3.55	$0.26	$0.84	$0.97	$1.00	$1.43	$0.42	$0.32

(1)Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of S&P Global, Inc.
(2)NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service, which is a division of Dow Jones.
(3)Polymer grade propylene prices represent average contract pricing for such product as reported by IHS Markit (“IHS”), which is a division of S&P Global, Inc. Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS.

	WTI Crude Oil, $/barrel	Midland Crude Oil, $/barrel	Houston Crude Oil, $/barrel
	(1)	(2)	(2)
2024 by quarter:
1st Quarter	$76.96	$78.55	$78.85
2nd Quarter	$80.57	$81.73	$82.33
3rd Quarter	$75.10	$75.96	$76.51
4th Quarter	$70.27	$71.19	$71.72
2024 Averages	$75.73	$76.86	$77.35

2025 by quarter:
1st Quarter	$71.42	$72.52	$72.81
2nd Quarter	$63.87	$64.42	$64.65
2025 Averages	$67.65	$68.47	$68.73

(1)West Texas Intermediate (“WTI”) prices are based on commercial index prices at Cushing, Oklahoma as measured by the NYMEX.
(2)Midland and Houston crude oil prices are based on commercial index prices as reported by Argus.
The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.58 per gallon during the second quarter of 2025 versus $0.59 per gallon during the second quarter of 2024. Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices. An increase in our consolidated marketing revenues due to higher energy commodity sales prices may not result in an increase in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be expected to increase due to comparable increases in the purchase prices of the underlying energy commodities. The same type of relationship would be true in the case of lower energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.	Exhibit D
Free Cash Flow and Adjusted Free Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Free Cash Flow (“FCF”) and Adjusted FCF
Net cash flow provided by operating activities (GAAP)	$2,061	$1,574	$4,375	$3,685
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Net cash flow used in investing activities	(1,274)	(1,243)	(2,321)	(2,281)
Cash contributions from noncontrolling interests	1	17	5	25
Cash distributions paid to noncontrolling interests	(26)	(25)	(39)	(63)
FCF (non-GAAP)	$762	$323	$2,020	$1,366
Net effect of changes in operating accounts, as applicable	50	491	(153)	527
Adjusted FCF (non-GAAP)	$812	$814	$1,867	$1,893

	For the Twelve Months Ended June 30,
	2025	2024
Net cash flow provided by operating activities (GAAP)	$8,805	$7,769
Adjustments to reconcile net cash flow provided by operating activities to FCF and Adjusted FCF (addition or subtraction indicated by sign):
Net cash flow used in investing activities	(5,473)	(4,076)
Cash contributions from noncontrolling interests	70	54
Cash distributions paid to noncontrolling interests	(82)	(142)
FCF (non-GAAP)	$3,320	$3,605
Net effect of changes in operating accounts, as applicable	(174)	679
Adjusted FCF (non-GAAP)	$3,146	$4,284
FCF is a non-GAAP measure of how much cash a business generates after accounting for capital expenditures such as plants or pipelines. Additionally, Adjusted FCF is a non-GAAP measure of how much cash a business generates, excluding the net effect of changes in operating accounts, after accounting for capital expenditures. We believe that FCF is important to traditional investors since it reflects the amount of cash available for reducing debt, investing in additional capital projects and/or paying distributions. We believe that Adjusted FCF is also important to traditional investors for the same reasons as FCF, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period. Since we partner with other companies to fund certain capital projects of our consolidated subsidiaries, our determination of FCF and Adjusted FCF appropriately reflect the amount of cash contributed from and distributed to noncontrolling interests.

Enterprise Products Partners L.P.	Exhibit E
Adjusted cash flow from operations – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Adjusted cash flow from operations (“Adjusted CFFO”)
Net cash flow provided by operating activities (GAAP)	$2,061	$1,574	$4,375	$3,685
Adjustments to reconcile net cash flow provided by operating activities to Adjusted cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	50	491	(153)	527
Adjusted CFFO (non-GAAP)	$2,111	$2,065	$4,222	$4,212

	For the Twelve Months Ended June 30,
	2025	2024
Net cash flow provided by operating activities (GAAP)	$8,805	$7,769
Adjustments to reconcile net cash flow provided by operating activities to Adjusted cash flow from operations (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(174)	679
Adjusted CFFO (non-GAAP)	$8,631	$8,448
Adjusted CFFO is a non-GAAP measure that represents net cash flow provided by operating activities before the net effect of changes in operating accounts. We believe that it is important to consider this non-GAAP measure as it can often be a better way to measure the amount of cash generated from our operations that can be used to fund our capital investments or return value to our investors through cash distributions and buybacks, without regard for fluctuations caused by timing of when amounts earned or incurred were collected, received or paid from period to period.

Enterprise Products Partners L.P.	Exhibit F
Distributable Cash Flow and Operational Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2025	2024	2025	2024	2025
Distributable Cash Flow (“DCF”) and Operational DCF
Net income attributable to common unitholders (GAAP)	$1,435	$1,405	$2,828	$2,861	$5,864
Adjustments to net income attributable to common unitholders to derive DCF (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expenses (1)	643	611	1,279	1,227	2,525
Cash distributions received from unconsolidated affiliates	121	131	224	243	464
Equity in income of unconsolidated affiliates	(92)	(101)	(186)	(203)	(391)
Asset impairment charges	11	4	21	24	54
Change in fair market value of derivative instruments	(52)	(12)	(10)	(8)	(22)
Deferred income tax expense	5	5	16	14	47
Sustaining capital expenditures (2)	(117)	(245)	(219)	(425)	(461)
Other, net	(40)	10	(30)	17	(49)
Operational DCF (non-GAAP)	1,914	1,808	3,923	3,750	8,031
Proceeds from asset sales and other matters	11	4	15	6	23
Monetization of interest rate derivative instruments accounted for as cash flow hedges	14	–	14	(29)	10
DCF (non-GAAP)	$1,939	$1,812	$3,952	$3,727	$8,064
Adjustments to reconcile DCF with net cash flow provided by operating activities (addition or subtraction indicated by sign):
Net effect of changes in operating accounts, as applicable	(50)	(491)	153	(527)	174
Sustaining capital expenditures	117	245	219	425	461
Other, net	55	8	51	60	106
Net cash flow provided by operating activities (GAAP)	$2,061	$1,574	$4,375	$3,685	$8,805

(1)Excludes amortization of finance lease right-of-use assets, which are a component of DCF.
(2)Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.
DCF is an important non-GAAP liquidity measure for our common unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. DCF is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a common unitholder.
Operational DCF, which is defined as DCF excluding the impact of proceeds from asset sales and other matters and monetization of interest rate derivative instruments, is a supplemental non-GAAP liquidity measure that quantifies the portion of cash available for distribution to common unitholders that was generated from our normal operations. We believe that it is important to consider this non-GAAP measure as it provides an enhanced perspective of our assets’ ability to generate cash flows without regard for certain items that do not reflect our core operations.
The GAAP measure most directly comparable to DCF and Operational DCF is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit G
Adjusted EBITDA - UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2025	2024	2025	2024	2025
Net income (GAAP)	$1,454	$1,422	$2,860	$2,905	$5,925
Adjustments to net income to derive Adjusted EBITDA (addition or subtraction indicated by sign):
Depreciation, amortization and accretion in costs and expenses (1)	625	593	1,240	1,193	2,445
Interest expense, including related amortization	332	332	672	663	1,361
Cash distributions received from unconsolidated affiliates	121	131	224	243	464
Equity in income of unconsolidated affiliates	(92)	(101)	(186)	(203)	(391)
Asset impairment charges	11	4	21	24	54
Provision for income taxes	16	15	40	36	69
Change in fair market value of commodity derivative instruments	(52)	(12)	(10)	(8)	(22)
Other, net	(7)	5	(9)	5	(12)
Adjusted EBITDA (non-GAAP)	2,408	2,389	4,852	4,858	9,893
Adjustments to reconcile Adjusted EBITDA to net cash flow provided by operating activities (addition or subtraction indicated by sign):
Interest expense, including related amortization	(332)	(332)	(672)	(663)	(1,361)
Deferred income tax expense	5	5	16	14	47
Provision for income taxes	(16)	(15)	(40)	(36)	(69)
Net effect of changes in operating accounts, as applicable	(50)	(491)	153	(527)	174
Other, net	46	18	66	39	121
Net cash flow provided by operating activities (GAAP)	$2,061	$1,574	$4,375	$3,685	$8,805

(1)Excludes amortization of major maintenance costs for reaction-based plants, which are a component of Adjusted EBITDA.
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.
Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.	Exhibit H
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2025	2024	2025	2024	2025
Total gross operating margin (non-GAAP)	$2,477	$2,412	$4,908	$4,902	$9,990
Adjustments to reconcile total gross operating margin to total operating income (addition or subtraction indicated by sign):
Depreciation, amortization and accretion expense in operating costs and expenses (1)	(610)	(581)	(1,212)	(1,163)	(2,392)
Asset impairment charges in operating costs and expenses	(11)	(4)	(21)	(24)	(54)
Net gains (losses) attributable to asset sales and related matters in operating costs and expenses	7	(5)	9	(5)	12
General and administrative costs	(68)	(57)	(128)	(123)	(249)
Total operating income (GAAP)	$1,795	$1,765	$3,556	$3,587	$7,307

(1)Excludes amortization of major maintenance costs for reaction-based plants and amortization of finance lease right-of-use assets, which are components of gross operating margin.
We evaluate segment performance based on our financial measure of gross operating margin. Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.
The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses (excluding amortization of major maintenance costs for reaction-based plants and amortization of finance lease right-of-use assets), (ii) impairment charges, (iii) gains and losses attributable to asset sales and related matters, and (iv) general and administrative costs. Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges. Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests. The GAAP financial measure most directly comparable to total gross operating margin is operating income.
Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (6) to Exhibit A of this press release.

Enterprise Products Partners L.P.	Exhibit I
Other Information – UNAUDITED
($ in millions)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2025	2024	2025	2024	2025
Capital investments:
Capital expenditures	$1,299	$1,264	$2,361	$2,311	$4,594
Cash used for business combinations, net of cash received	–	–	–	–	949
Investments in unconsolidated affiliates	1	–	1	–	1
Other investing activities	5	7	9	15	25
Total capital investments	$1,305	$1,271	$2,371	$2,326	$5,569
The following table summarizes the mark-to-market gains (losses) for the periods indicated:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Twelve Months Ended June 30,
	2025	2024	2025	2024	2025
Mark-to-market gains (losses) in gross operating margin:
NGL Pipelines & Services	$(16)	$–	$(21)	$(7)	$(22)
Crude Oil Pipelines & Services	5	8	3	12	12
Natural Gas Pipelines & Services	58	3	25	1	29
Petrochemical & Refined Products Services	5	1	3	2	3
Total mark-to-market impact on gross operating margin	$52	$12	$10	$8	$22